October 15, 2007

Greg LeClaire
Clear One Inc.
1825 Research Way
S.L.C. UT    84119

Re:  Lease Addendum –2007 - 2740 w. California Ave. suite 4  S.L.C.  UT

Greg,

In following up on a couple of conversations with Kneel Robinson at NAI – Utah over the last couple  days, I wanted to clarify a number of items in writing in order to avoid any future misunderstandings.  Woodenshoe Development agrees to modify your lease at 2740 west California Ave. suite 4 with the following changes and clarifications:

1)   Lease Space :  Suite 4 only that would consist of approximately 6,500 square feet  (52’ x 126’)

2)   Lease Term :  45 months   April 1, 2008 through December 31, 2011, this commencement date may be earlier if a potential tenant for Suite 5 requires an earlier occupancy.  The January timetable for some of the current stock to be relocated will be taken into consideration.

3)   Lease Rate :  $3,200.00 / month

4)   Security Deposit :  A security deposit of  $7,000.00 was received from Clear One on  Sept. 13th 2006 and will be credited as follows:  $3,200.00 for first months rent  and the remaining balance of  $3,800.00 will remain as the new security deposit for Suite 4.

5)   A restroom for suite 4 and a divider wall between suite 4 and suite 5 will be constructed on our schedule between January 15, 2008 and March 31, 2008 with a minimum of 2 weeks notice prior to commencing construction.  The January timetable for some of the current stock to be relocated will be taken into consideration.

6)   The divider wall will be floor to ceiling, 2 x 6 construction, insulated, sheetrocked, painted and particle board on the bottom 8’ of both sides.  The restroom will be located as per the original building floor plan against the east wall in order to tie into the existing sewer and water lines.

7)   All terms, conditions and guidelines outlined in our original lease agreement dated September 10th, 2006 will remain in place.

If you are in agreement with the information as outlined above, please sign in the space provided below and return to our office with an original signature.  If you have any additional questions, please give me a call at (801) 266- 8856.

Sincerely,	Accepted and Approved by
WOODENSHOE DEVELOPMENT	CLEAR ONE INC.

Greg Robinson	Greg LeClaire
Property Management	V.P. Finance